Exhibit 99.1

Trovagene Announces Patent Issuance, Broadening its Precision Cancer Monitoring IP Portfolio

SAN DIEGO, CA — December 16, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that the U.S. Patent and Trademark Office has issued Patent No 9,163,229 B2 entitled “Compositions, Methods and Kits for Isolating Nucleic Acids from Body Fluids Using Anion Exchange Media.” The patent encompasses methods for rapid separation, isolation of systemically derived ctDNA, and purification of nucleic acids from urine samples using anion exchange media. The patent claims expand the intellectual property covering Trovagene’s Precision Cancer Monitoring℠ (PCM) technology.

“Issuance of this patent further strengthens Trovagene’s extensive patent portfolio supporting our Precision Cancer Monitoring platform,” said Antonius Schuh, Ph.D., chief executive officer of Trovagene. “The vast majority of systemically derived DNA is manifested as short DNA fragments, and this patent continues to broaden this technical cornerstone of our urine-based cancer monitoring application. Issuance of this patent underscores Trovagene’s focus on protecting our proprietary technologies and establishing a sustainable competitive advantage in the liquid biopsy market segment.”

Trovagene now has 87 patents issued and 61 patent applications pending in the U.S. and internationally. Of these, 59 issued patents are related to Trovagene’s Precision Cancer Monitoring technology and the detection of cell free nucleic acids in bodily fluids.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition;  our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com